Exhibit 3











                   STOCK PURCHASE AGREEMENT


                            between


                   WASSERSTEIN & CO., INC.,


                     U.S. EQUITY PARTNERS


                              and


                       JOSEPH J. BIANCO




                             Dated


                        August 15, 1996










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                      STOCK PURCHASE AGREEMENT


            AGREEMENT, dated August 15, 1996, by and between WASSERSTEIN & CO., INC., a Delaware corporation ("WCI") and U.S. EQUITY PARTNERS, L.P., a Delaware limited partnership ("USEP Delaware"), U.S. EQUITY PARTNERS (OFFSHORE), L.P., a Cayman Islands limited partnership ("USEP Offshore" and together with USEP Delaware, "USEP," and USEP and WCI are collectively referred to herein as the "Buyers"), and JOSEPH J. BIANCO (the "Seller").

            The Seller is the record and beneficial owner of 1,350,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of Alliance Entertainment Corp., a Delaware corporation ("Company") (the "Shares"). The Seller wishes to sell the Shares and the Buyers wish to purchase the Shares upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings given them in
Section 7.1 hereof.

            Accordingly, the parties agree as follows:

            1.    Sale and Purchase of Shares.

     1.1 Sale and Purchase of Shares.  At the Closing (as hereinafter  defined),
(i) the Seller shall sell,and the Buyers shall purchase, all of the Shares, free of any Liens, (ii) the Seller shall deliver or cause to be delivered to the WCI and USEP certificates representing 499,500 and 850,500, respectively, of the Shares accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed, and (iii) the Buyers shall deliver the Purchase Price (as hereinafter defined) to the Seller.

                  1.2 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be $6.00 per share (the "Closing Payment"). The Buyers shall pay the Closing Payment to the Seller, against receipt of the Shares at the Closing, by a certified or official bank check, or cash by wire transfer of immediately available funds.

            2. Closing; Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall take place simultaneously with the closing of the transactions (the "Acquisition") contemplated by the Stock Acquisition and Merger Agreement dated as of the date hereof (the "Acquisition Agreement") among Company, Acquisition Sub, USEP, WCI, AT and AT Sub at the offices of Cahill
Gordon & Reindel, 80 Pine Street, New York, New York 10005 or at such other place and time as the parties may agree in writing (such time and date being referred to herein as the "Closing Date"). The Closing shall be effective as of the close of business on that date.

            3.    Representations and Warranties of Seller.  The
Seller represents and warrants to the Buyers as follows:

                  3.1 Title to the Shares. As of the Closing Date, the Seller shall own of record, free and clear of any Lien, the Shares, and, upon delivery of and payment for such Shares as herein provided, the Seller will convey to the Buyers good and valid title thereto, free and clear of any Lien.

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                  3.2 Authority to Execute and Perform Agreement. The Seller has
the full legal right, power and all authority required to enter into, execute and deliver this Agreement and to perform fully the Seller's obligations hereunder. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyers) is a legal, valid and binding obligation of Seller enforceable in accordance with
its   terms,   subject,   as  to   enforcement,   to   bankruptcy,   insolvency,
reorganization, moratorium, or other similar laws affecting creditors' rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.3 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

            4. Conditions Precedent to the Obligation of the Buyers to Close. The obligation of the Buyers to enter into and complete the Closing is subject, at the option of the Buyers, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

                  4.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  4.2 No Orders. There shall be no Order of any nature in effect that prevents the consummation of the transactions contemplated hereby.

                  4.3 Tag-Along Rights. All tag-along or similar rights relating to the Shares shall have been waived, expired or lapsed, and to the knowledge of the Buyers and the Seller, no claim of tag-along or similar rights relating to the Shares shall have been made.

                  4.4  Acquisition.  The Acquisition shall be
consummated at the same time as the Closing.

            5. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into


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and  complete  the  Closing  is  subject,  at the option of the  Seller,  to the fulfillment on or prior to the Closing Date of the condition, which may be waived by the Seller, that the Acquisition shall be consummated at the same time as the Closing.

            6.    Termination of Agreement.

                  This Agreement shall terminate prior to the Closing as follows:

                        (i)  upon the termination of the
Acquisition Agreement; or

                       (ii)  at any time on or prior to the Closing
Date, by mutual written consent of the Seller and the Buyers.

            7.    Miscellaneous.

                  7.1  Certain Definitions.  (a)  As used in this
Agreement, the following terms have the following meanings:

                        (i)  "Lien" means any lien, pledge,
mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                       (ii)  "Order" means any order, judgment,
injunction, award, decision, determination, decree or writ.


                      (iii)  "Person" means any individual,
corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                        (i)  if to any of the Buyers, to:

                              31 West 52nd Street
                              New York, New York 10019
                              Attention:  W. Townsend Ziebold
                              Facsimile:  (212) 969-7879

                             with a copy to:

                              Shearman & Sterling
                              599 Lexington Avenue
                              New York, New York 10022
                              Attention:  Peter Lyons, Esq.
                              Facsimile:  (212) 848-7179

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                       (ii)  if to the Seller, to:

                              Joseph J. Bianco
                              Alliance Entertainment Corp.
                              110 East 59th Street
                              New York, New York  10022

                             with a copy to:

                              Cahill Gordon & Reindel
                              80 Pine Street
                              New York, New York  10005

                              Attention:  Stephen A. Greene, Esq.
                              Facsimile:  (212) 269-5420


Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

                  7.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                  7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyers and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  7.5  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED
ENTIRELY WITHIN SUCH STATE.

                  7.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable, except that the Buyers may assign its rights hereunder to any of its affiliates.

                  7.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                  7.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  7.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

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                 7.10  Severability  of  Provisions.  If  any  provision  or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    WASSERSTEIN & CO., INC.


                                    By:/s/ Vincent J. Capurso
                                       ----------------------
                                        Name: Vincent J. Capurso
                                        Title: Vice President


                                    U.S. EQUITY PARTNERS, L.P.
                                    by its general partner,
                                    W.P. Management Partners, L.L.C.

                                    By:/s/ Vincent J. Capurso
                                       ----------------------
                                        Name: Vincent J. Capurso
                                        Title: Vice President

                                    U.S. EQUITY PARTNERS (OFFSHORE),
                                    L.P. by its general partner,

                                    W.P. Management Partners, L.L.C.

                                    By:/s/Vincent J. Capurso
                                       -----------------------
                                        Name: Vincent J. Capurso
                                        Title: Vice President

                                    /s/Joseph J. Bianco
                                    --------------------------
                                    Joseph J. Bianco